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                                                                   EXHIBIT 10.24

[CALLIDUS SOFTWARE LETTERHEAD]

July 14, 2004

Mr. David B. Pratt
12324 Melody Lane
Los Altos Hills, CA 94022

Dear David:

I am pleased to offer you the position of interim President and CEO, reporting to the Board of Directors of Callidus Software Inc. The position will commence not later than June 24, 2004, for an initial period of six months ("Initial Employment") which may be terminated by either party upon thirty days' notice. Thereafter, the parties may extend your employment upon mutually agreeable terms.

Your starting salary will be $40,000.00 per month. As a further incentive, effective July 31, 2004, you will be granted an option to purchase 120,000 shares of Callidus Software Inc. common stock which shall vest 20,000 shares per month beginning on June 24, 2004, subject to the terms and conditions of the Company's stock plan. These 120,000 options will also be subject to the change of control provisions applicable to the executive management team as shall be set forth under separate cover. All Board of Director options granted to you prior to June 24, 2004, shall continue to vest under their terms. However, you shall not be entitled to any other non-employee Director compensation (including any new non-employee Director grants) during your Initial Employment or, should your employment be extended, during any extension of your employment with the Company. Your non-employee Director compensation shall resume following the period of your employment with the Company, provided you remain a Director.

As a regular, full-time employee, you are eligible to participate in Callidus' benefits programs, including medical, vision, and dental insurance, and 401 (k) and ESPP plans, as set forth in our Callidus Benefits Guidebook. Our standard policy requires that you participate in our direct deposit payroll program and have a reasonably clean driving record and credit history.

We are an "at will" employer, which means that after your Initial Employment, the employment relationship may be terminated at any time by either us or by you, with or without notice and with or without cause. By signing below, you acknowledge that after your Initial Employment, your employment is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment.

In accordance with our standard policy, this offer is contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement ("Employment Agreement") and upon your providing us with the legally required proof of your identity. We also require proof of eligibility to work in the United States.

David, on behalf of Callidus Software, we very much look forward to your acceptance of this offer. I have enclosed two executed copies of this offer letter. As evidence of your acceptance, please sign both letters and return one original, along with the signed Employment Agreement, to Ron Fior, Chief Financial Officer, not later than 5:00PM July 20, 2004.

Sincerely,

/s/ Michael A. Braun
Michael A. Braun
Chairman, Board of Directors

Agreed and Accepted: /s/ David B. Pratt                 Date: 7/19/04
                     ------------------

628, Pratt